EX-99.23.p.iii
                                AMERIPRIME FUNDS
                                 CODE OF ETHICS

                                                   Schedule A - Advisers
                                                  (revised July 19, 2001)

         Aegis Asset Management, Inc.
         Appalachian Asset Management
         Ariston Capital Management
         Auxier Investment Management, LLC
         Cash Management Systems, Inc.
         Columbia Partners, L.L.C., Investment Management
         Commonwealth Advisors, Inc.
         Corbin & Company
         Cornerstone Investment Management, L.L.P.
         Dobson Capital Management, Inc.
         Gamble, Jones, Morphy & Bent
         GLOBALT, Inc.
         IMS Capital Management, Inc.
         The Jumper Group, Inc.
         King Investment Advisors, Inc.
         Martin Capital Advisors, L.L.P.
         Spectrum Advisory Services
         Shepherd Advisory Services, Inc.